UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2003

VAXGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-26483	94-3236309
(Commission File No.)	(IRS Employer Identification No.)

1000 MARINA BLVD., SUITE 200, BRISBANE, CALIFORNIA 94005

(Address of registrant’s principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 624-1000

Item 5.        Other Events and Regulation FD Disclosure.

VaxGen hereby updates its description of its Business as follows:

BUSINESS

Forward-Looking Statements and Risk Factors

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential” and similar words or phrases or the negatives of these words or phrases. We have based these forward-looking statements on our current expectations about future events. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in these statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the report, including those discussed in this report under the heading “Risk Factors” below.

Because the risk factors referred to below could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  When used in the report, unless otherwise indicated, “we,” “our” and “us” refers to VaxGen.

Business Overview

We are a biopharmaceutical company focused on the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease.  Our current business strategy focuses on the development and commercialization of vaccine candidates for the prevention of potential bioterrorism threats, specifically anthrax and smallpox.  On September 30, 2003, we were awarded an $80.3 million cost-reimbursement plus fixed fee contract from the National Institute of Allergy and Infectious Diseases (“NIAID”), a division of the National Institutes of Health (“NIH”), to further develop our anthrax vaccine candidate, rPA102.  In December 2002, we announced a working relationship with Chemo-Sero Therapeutic Research Institute (“Kaketsuken”) of Japan to develop their attenuated smallpox vaccine for use in the United States and potentially elsewhere, and, in December 2003, entered into an agreement with Kaketsuken pursuant to which we have licensed from Kaketsuken the exclusive commercial rights to use, develop and sell their attenuated smallpox vaccine in the United States.  Our long-term business strategy incorporates the continuing expansion of our portfolio of biologics for human infectious disease, which we intend to build by leveraging our current biodefense initiatives and our capabilities in product development and biopharmaceutical manufacturing.

We own approximately 48% of Celltrion, Inc. (“Celltrion”), a joint venture formed to build and operate a mammalian-cell-culture manufacturing facility in Incheon, South Korea with an initial capacity of 50,000 liters.  Celltrion also provided partial funding for the construction and outfitting of a manufacturing facility for VaxGen’s use adjacent to our research facility in South San Francisco, California.  The South

San Francisco manufacturing facility was completed in June 2003 and is currently operational.  We expect this facility to be fully compliant with the FDA’s current Good Manufacturing Practices (“cGMP”) in January 2004.   The facility was designed to manufacture biopharmaceutical products that are grown in bacteria, such as rPA102, as well as mammalian cells, such as monoclonal antibody therapeutic products.  VaxGen has responsibility for capital equipment and validation costs in excess of the Celltrion contribution and all costs of operation and licensure of the South San Francisco manufacturing facility.

VaxGen was incorporated in 1995 to develop and commercialize AIDSVAX®, a vaccine designed to prevent infection by HIV.  We have utilized the expertise and infrastructure developed through the AIDSVAX program to broaden our business and refocus our efforts on the development of biodefense vaccines and large-scale manufacturing operations.  We intend to continue expanding our product portfolio beyond biodefense vaccines as part of our long-term strategy.

Why Biodefense Vaccines

Vaccination has long been recognized as one of the most cost-effective forms of disease control. The worldwide vaccine market is projected to grow from $4.1 billion in 1997 to $7.1 billion in 2003. Many newly introduced vaccine products enjoy market exclusivity due to high clinical and regulatory barriers to entry, complex development and manufacturing processes and patent protection.  Vaccines are particularly suited to address epidemics and the threat of infection by deadly pathogens, such as anthrax, smallpox, botulinum toxin, plague and Ebola, for a number of reasons, including:

•                  once signs of infection are apparent, treatment options are limited, and, for most of these, no effective therapies are available;

•                  even if preventive or therapeutic medications are available, resources could be exhausted in an epidemic or mass exposure due to bioterrorism; and

•                  only vaccines have the potential for widespread prevention in advance of exposure to these pathogens and vaccines also may deter the use of a specific pathogen as a bioterrorism weapon.

The terrorist attacks of September and October 2001 in the United States changed political and budgetary attitudes towards bioterrorism threats.  We believe that the U.S. government has since recognized that it must provide incentives for private industry to develop and manufacture biodefense products.  The U.S. government has identified the acquisition of biodefense products to combat smallpox, anthrax, botulinum toxin, plague and Ebola as a priority.  On October 1, 2003 Congress passed the Department of Homeland Security Appropriations Act, 2004 (“HSAA”) which includes $5.6 billion over a 10 year period for the purchase of medical countermeasures against bioterrorist attacks. The HSAA allows up to $890 million of this to be spent in fiscal year 2004 and a maximum of $3.4 billion through fiscal year 2008.  These purchases are expected to commence in the government’s 2004 fiscal year, which began on October 1, 2003.

In January 2003, President Bush announced Project BioShield with the intention of accelerating the availability of effective countermeasures against bioterrorism.  If passed, Project BioShield would increase the NIH’s authorities and flexibility to facilitate the development of new products for biodefense, establish an FDA emergency use authorization and provide an efficient mechanism for biodefense vaccine purchase. In July 2003, the U.S. House of Representatives passed the Project BioShield legislation by a vote of 421-to-2.  The legislation is pending approval in the U.S. Senate.

rPA102 Anthrax Vaccine

We are developing rPA102, a recombinant Protective Antigen anthrax vaccine candidate, under contract from NIAID.  rPA102, initially developed by the U.S. Army Medical Research Institute of Infectious Diseases (“USAMRIID”), combines the safety benefits of a vaccine made through modern recombinant technology with demonstrated efficacy in primate animal models.  On September 30, 2003, we were awarded a cost-reimbursement contract valued at $80.3 million from NIAID for the advanced development of our anthrax vaccine candidate.  This is the second anthrax vaccine development contract awarded to us by NIAID, and it is intended to fund most of the work required to file a Biologics License Application (“BLA”) with the U.S. Food and Drug Administration (“FDA”).  On October 7, 2003, we entered into a license agreement with USAMRIID that, subject to certain rights retained by the U.S. government, provides us with an exclusive, worldwide license under USAMRIID’s patented technology to develop, manufacture, use and commercialize the rPA102 vaccine candidate.

The U.S. government has recognized a need to devise appropriate and effective measures to protect its citizens from the harmful effects of anthrax spores used as instruments of terror.  The only anthrax vaccine currently approved by the FDA is BioThrax®.  This product requires six injections over 18 months, has limited availability and distribution and is only indicated for at-risk individuals. NIAID has been funding development of recombinant anthrax vaccines designed for use in the general population with the goals of demonstrating safety in humans, efficacy in animal challenge studies and limiting the vaccine regimen to no more than three injections.

We were awarded our first NIAID anthrax vaccine development contract in the fall of 2002.  Under the original terms of this contract, NIAID agreed to pay us $13.6 million to fund the manufacture of 2,000 vaccine doses, conduct animal challenge studies and a Phase I clinical trial, and produce an initial feasibility plan for how we would manufacture an emergency stockpile of at least 25 million doses.  As most recently amended on September 30, 2003, the value of this contract has been increased to $20.9 million.  The increase in the contract value reflects additional costs required to complete the contract and a revised allowance for overhead expenses.

The second NIAID cost reimbursement plus fixed fee contract is valued at $80.3 million and runs for three years from September 30, 2003.  This contract is intended to fund animal efficacy studies, two Phase II trials, validation of our manufacturing processes and production of three million doses.  We expect this contract will fund most of the steps required to file a BLA with the FDA for approval of the vaccine.  We believe additional steps required to support a BLA filing not covered by this contract will include a large-scale safety study and may include other clinical trials.

As part of our strategy we have been and will continue to be dependent upon contracts from U.S. government agencies. Currently, substantially all of our revenues are obtained from these contracts.  These contracts generally contain provisions which allow the U.S. government to terminate the contract either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms.  For a further discussion please see the section below titled “Risk Factors—U.S. government agencies have special contracting requirements, which create additional risks.”

About Anthrax

Anthrax spores are naturally occurring in soil samples throughout the world.  Anthrax infections are most commonly acquired through cutaneous contact with infected animals and animal products or, less frequently, by inhalation or ingestion of spores.  Cutaneous anthrax is caused when anthrax spores enter the body through a cut or abrasion.  The incubation period following infection can be anywhere from one to 12 days.  In contrast, the incubation period for inhalation anthrax is generally much shorter, usually one to seven days.   With inhalation anthrax, once symptoms appear, fatality rates are high even with the initiation of antibiotic and supportive therapy.

In the fall of 2001, when anthrax-contaminated mail was deliberately sent through the U.S. Postal Service to government officials and members of the media, five people died and many more became sick.  These attacks heightened the urgency to develop a safe and effective anthrax vaccine for use in the general population.

Anthrax secretes three proteins, Protective Antigen (“PA”), Lethal Factor (“LF”) and Edema Factor (“EF”), which combine on the surface of human cells. Once LF or EF bind to PA in the proper configuration, they become active toxins, which fuse through the human cell membrane and can cause serious illness and death.  Based on animal studies, scientists believe that anthrax infection cannot cause illness or death in otherwise healthy individuals if these three proteins are unable to combine.

The rPA102 vaccine candidate we are developing is a recombinant version of PA grown in a genetically altered, non-pathogenic anthrax bacterium. The vaccine candidate is designed to train the human immune system to produce antibodies to PA. In the event of infection with anthrax, these antibodies coat the surface of PA and prevent it from combining with LF or EF.

Anthrax Vaccine Expedited Development Program

The FDA has recently published guidelines for the approval of new drugs or biologics for potentially fatal diseases where human studies cannot be conducted ethically or practically.  Unlike most vaccines, which require large, Phase III effectiveness trials, we believe that an anthrax vaccine can be evaluated and approved by the FDA on the basis of human clinical studies demonstrating safety and immune response, supported by animal studies to show effectiveness, but there is no assurance that the FDA will approve our vaccines on this basis. The rPA102 vaccine candidate has been under development for more than a decade by USAMRIID, and its effectiveness and safety have previously been documented in animals, including non-human primates.  VaxGen has demonstrated the effectiveness of rPA102 in similar animal studies of product manufactured under its contract with the NIAID.  Animal studies will continue to be used to evaluate rPA102’s safety and effectiveness as we optimize the dosing regimen, vaccine formulation and immunization schedule.  Human study volunteers will be immunized with the vaccine candidate, rPA102, a recombinant protein that cannot cause anthrax.  No human study volunteers will be exposed to anthrax.

Human Clinical Trials

We launched a Phase I randomized, single-blind, placebo-controlled, dose-ranging clinical trial of rPA102 in June 2003.  The trial was conducted at four leading U.S. medical centers under funding from our first anthrax vaccine development contract with NIAID.  The trial was designed to evaluate rPA102’s safety and its ability to stimulate an immune response with four different doses of rPA102 over a 12-month period, with a control group receiving BioThrax.  All immunizations were complete in September 2003.  Preliminary results from the trial were submitted to NIAID and were used to establish our eligibility for the advanced development contract awarded to us on September 30, 2003.

A total of approximately 100 healthy volunteers 18 to 40 years of age received a three-dose course of rPA102 immunization at 0, 4 and 8 weeks. Volunteers were assessed for safety at 30 minutes, 60 minutes and three days following immunization, after each of the three injections. Blood samples are collected and immune responses assessed by standard laboratory methods 12 times over a 48-week period.

We expect to launch two Phase II trials of rPA102 in 2004.  We anticipate that the first Phase II trial will be designed to establish a vaccine formulation to optimize immune response and safety.  We expect that the second Phase II trial will compare different dosing regimens to determine a vaccine administration schedule to optimize the speed and magnitude of the immune response. The vaccine is being developed for use in people after they have been exposed to anthrax spores where speed of the immune response will be critical, as well as for use in those who might be exposed to anthrax spores at some time in the future where speed is less critical than duration of immunity.

The Anthrax Vaccine Market

According to the Congressional Budget Office (“CBO”), the U.S. government expects to spend $1.4 billion for the purchase of an rPA anthrax vaccine over a 10-year period beginning in the U.S. government’s 2004 fiscal year, which commenced on October 1, 2003.  Of this amount, $700 million is budgeted for the purchase of 60 million doses during the first three years of the program.  The U.S. government plans to spend another $700 million during the remaining seven years of the program to manage and replenish the vaccine stockpile as it exceeds its shelf-life.

Based on our NIAID contracts, we believe that the U.S. Department of Health and Human Services (“HHS”), which will oversee the procurement of biodefense products, may begin purchasing an rPA anthrax vaccine before it has received marketing approval from the FDA and while it is still under Investigational New Drug status.  We believe this initial purchase could total approximately 30 million doses, with the remaining purchase of another 30 million doses made after the vaccine receives FDA approval.  The purchase price for each dose of rPA anthrax vaccine would be subject to negotiation with the U.S. government.  If we receive FDA approval for rPA102, we plan to pursue sales to other allied governments and commercial markets both within and outside of the United States.

We have also entered into a binding letter of intent with the United Kingdom’s Health Protection Agency (“HPA”) that may result in an agreement to license to HPA  the rights to manufacture and supply rPA102 for use in the United Kingdom and possibly other nations.  Such an agreement would establish a dual source of rPA102 and could also provide us with the opportunity to license some of HPA’s products. We believe the ability to provide a dual source of rPA102 is in the interests of our national defense and could potentially assist us in obtaining additional contracts under Project BioShield or other government programs.  There is no guarantee, however, that we will reach a definitive agreement with HPA.

Competition

We believe our most significant competitors in the anthrax vaccine market include companies employing rPA-based vaccines similar to our own.  In September 2002, Avecia Limited received an rPA development contract, and on September 30, 2003, Avecia also received a $71.3 million advanced development contract from NIAID.  The DynPort Vaccine Company LLC, a subsidiary of Computer Sciences Corp., is also developing an rPA-based anthrax vaccine candidate, although it has not received contracts from NIAID to develop such a vaccine.

BioPort Corp. is working to improve the purity of BioThrax and to reduce the number of doses required.  We believe that a recombinant product, such as rPA102, will maintain advantages over BioThrax, including purity, consistent safety and ease of large-scale manufacturing.

A number of other companies, including Vical Incorporated., Microscience Ltd. and AVANT Immunotherapeutics, Inc., are working on new anthrax vaccines,  We believe that these programs do not meet the goal stated by the U.S. government to acquire a recombinant protective antigen anthrax vaccine because these new anthrax vaccines are not made from rPA.

A number of companies, including Alexion Pharmaceuticals, Inc., Medarex, Inc., Human Genome Sciences, Inc. and AVANIR Pharmaceuticals, are developing monoclonal antibody therapies to treat anthrax infection.  Monoclonal antibodies may provide a therapeutic benefit to patients infected with anthrax, and animal studies suggest that pre-exposure administration may provide protection from infection.  The duration of this protection is typically weeks, versus years for most vaccines.  Also, the cost per dose of monoclonal antibody therapeutics is generally much higher than a vaccine.

License from USAMRIID

We have entered into a license agreement with USAMRIID under which USAMRIID granted us, subject to certain rights retained by the U.S. government, an exclusive, worldwide license (with the right to sublicense) under its patents pertaining to the method of making an anthrax vaccine and to a proprietary expression system to develop, make and commercialize vaccine products for the prevention or treatment of anthrax infection. Pursuant to the terms of the license agreement, we are obligated to pay USAMRIID an execution fee, patent maintenance fees, anniversary fees, milestones and royalties. The agreement continues until the later of the last to expire patent in the licensed patent technology or the last abandonment of a patent application in the licensed patent technology.  USAMRIID can terminate the agreement if we:

•                  fail to diligently develop a vaccine product;

•                  materially breach the agreement;

•                  make a materially false statement (or fail to provide required information) in a plan or report required under the agreement;

•                  fail to make payments required under the agreement; or

•                  file for bankruptcy.

In addition, the license agreement provides that USAMRIID reserves the right to require us and our affiliates to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant, upon terms that are reasonable under the circumstances and under applicable law, to fulfill public health or safety needs.

LC16m8 Smallpox Vaccine

In collaboration with Kaketsuken, we are developing LC16m8, an attenuated live virus smallpox vaccine candidate, for use in the United States and potentially other markets.  LC16m8 has already been licensed by the Japanese regulatory authorities for the prevention of smallpox in humans.  The vaccine met all Japanese requirements for effectiveness and improved safety versus conventional smallpox vaccines. Side effects were shown to be less frequent and of shorter duration than those following conventional smallpox vaccines.  LC16m8 has been administered to approximately 50,000 Japanese children and 50,000 Japanese adults.  Based on clinical data and animal experiments, we believe LC16m8 stimulates levels of protective immunity similar to conventional smallpox vaccines while being substantially safer than vaccines currently available in the United States and elsewhere.  We will be required to demonstrate safety and effectiveness in additional clinical and animal studies in the United States in order to obtain FDA approval.

In December 2003, we and Kaketsuken entered into an agreement (the “LC16m8 Agreement”), under which we have licensed from Kaketsuken the exclusive commercial rights to use, develop and sell the LC16m8 smallpox vaccine in the United States.  The LC16m8 Agreement also provides us with a right of first refusal for the exclusive development and commercialization rights to LC16m8 in Europe and certain rights of negotiation for the co-commercialization of LC16m8 with Kaketsuken in any territory other than the United States, Europe and Asia.

Pursuant to the terms of the LC16m8 Agreement, Kaketsuken will provide us with LC16m8 in bulk form and we will be responsible for creating the finished product with such formulation, packaging and labeling as is required by the FDA. In addition, Kaketsuken will provide us with certain amounts of bulk vaccine and finished product to be used in our non-clinical studies and clinical trials free of charge. Beyond these amounts, Kaketsuken will sell us bulk vaccine at a formula-based price and we and Kaketsuken will share the profits from the sale of finished product pursuant to an agreed-upon formula. We do not have the right to manufacture bulk vaccine, except under certain limited circumstances where Kaketsuken is unable to supply us with bulk vaccine in sufficient quantity or as we may otherwise agree.

We are responsible for funding and conducting all clinical and non-clinical trials with respect to seeking and obtaining regulatory approval of LC16m8 in the United States. However, Kaketsuken must consent to all clinical trials and non-clinical studies with respect to LC16m8. In addition, Kaketsuken is obligated to make certain efforts to support our regulatory approval efforts.

Kaketsuken can terminate the LC16m8 Agreement in whole or in part:

•                       on 60 days notice if the FDA does not approve LC16m8 for commercial sale in United States within four years of the effective date of the LC16m8 Agreement;

•                       on 30 days written notice if we fail to make payments to Kaketsuken under the LC16m8 Agreement; or

•                       on 60 days written notice if we do not share certain information required to be shared under the LC16m8 Agreement.

We can terminate the LC16m8 Agreement if the FDA does not approve LC16m8 for commercial sale in United States within four years of the effective date of the LC16m8 Agreement.  In addition, for a period of five years after the termination of the LC16m8 Agreement, we may not, without Kaketsuken’s prior written consent, file for or obtain regulatory approval, sell and or otherwise deal in any product potentially in competition with LC16m8.  During the term of the LC16m8 Agreement, we may not, without the prior written consent of Kaketsuken, develop, sell commercialize and/or otherwise deal in any products which may compete with LC16m8.  These restrictions will be waived if the LC16m8 agreement is terminated due to Kaketsuken’s uncured material breach of the LC16m8 Agreement or the FDA determines that LC16m8 is not approvable in the United States.

We have been working with Kaketsuken on the development of LC16m8 under an agreement that we and Kaketsuken entered into in November 2002. Under that agreement, we had the rights to conduct pre-clinical laboratory and animal studies, to file an Investigational New Drug Application (“IND”) with the FDA and, subject to Kaketsuken’s approval of the final protocol, to initiate clinical trials with LC16m8 in the United States.  We believe that the new agreement is an important development in our biodefense vaccine business strategy because it provides us with full commercial rights in the United States for a second important vaccine product candidate.

About Smallpox

Smallpox is a serious, contagious and often fatal infectious disease. There is no specific treatment for smallpox disease, and the only prevention is vaccination. There are two clinical forms of smallpox. Variola major is the more severe and more common form of smallpox, inducing a more extensive rash and higher fever than variola minor. Historically, variola major has had an overall fatality rate of about 30%. Variola minor is the less common form of smallpox and a much less severe disease, with death rates historically of 1% or less.

Generally, direct and fairly prolonged face-to-face contact is required to transmit smallpox from one person to another. Smallpox also can be spread through direct contact with contaminated objects such as bedding or clothing, and, in rare instances, by virus carried in the air in enclosed settings such as buildings, airplanes, buses and trains.

Smallpox outbreaks have occurred from time to time for thousands of years, but except for virus produced in laboratories, the disease has been eradicated after a successful worldwide vaccination program. The last reported case of smallpox in the United States was in 1949. The last reported naturally occurring case in the world was in Somalia in 1977. After the disease was eliminated from the world, routine vaccination against smallpox among the general public was stopped because it was no longer necessary for prevention.

Although smallpox was officially eradicated in the 1970s, small quantities of the virus still exist in a few research laboratories worldwide.  Furthermore, the former Soviet Union had an active program to weaponize smallpox.  We believe that increasing concerns about the use of biological agents, including smallpox, in acts of terrorism or war have caused the United States to re-evaluate the importance of widespread smallpox vaccination in order to protect U.S. citizens from potential attacks. As a result, the President of the United States initiated a program that, among other goals, sought to vaccinate “first responders,” such as people working in hospital emergency rooms and other public health environments and police and fire departments, with the currently available vaccine, Dryvax®.

It is estimated that between one and seven deaths from encephalitis will occur for every one million Dryvax immunizations.  Despite Dryvax’s poor safety profile, the U.S. government moved forward with the vaccination program in January 2003 due to the perceived imminent threat of bioterrorism.  However, only approximately 38,000 people have been vaccinated, with minimal on-going vaccination due to safety concerns.  Clinicians discovered a probable link between the Dryvax vaccine and myocarditis, a rare, previously unassociated heart condition implicated in up to three deaths of Dryvax recipients in 2003.  Conventional smallpox vaccine has also been recently linked to a less severe heart condition, pericarditis, which occurred at a rate of approximately 1 in 10,000 in recently immunized, healthy military personnel receiving smallpox vaccine.  We believe that the emergence of possible heart-related complications with an apparent high frequency has led to greater urgency to develop and stockpile a safer smallpox vaccine.

Smallpox Vaccine Development Status

We began animal efficacy studies in the fourth quarter of 2003 and plan to initiate Phase I clinical studies in humans in the first half of 2004.  Under the LC16m8 Agreement, Kaketsuken has already provided us with vaccine for animal effectiveness studies and bulk product to support our fill/finish process development and will provide us with one million doses for our clinical use in the United States free of charge.  We have advised and assisted Kaketsuken in improving its manufacturing processes and have arranged for animal effectiveness studies in the United States.  As part of this effort, Kaketsuken has embarked on a major remodeling of its manufacturing facilities, at its expense.

Smallpox Vaccine Market Opportunity

According to the CBO, the U.S. government expects to spend $1.9 billion for the purchase of an attenuated smallpox vaccine over a 10-year period beginning in the U.S. government’s 2004 fiscal year, which commenced on October 1, 2003.  Of this amount, $900 million is budgeted for the purchase of 60 million doses during the first three years of the program.  The U.S. government plans to spend another $1.0 billion during the remaining seven years of the program to manage and replenish the vaccine stockpile as its shelf-life expires.

We believe the HHS may begin purchasing an emergency stockpile of attenuated vaccinia smallpox vaccine, such as LC16m8, before it has been approved by the FDA for commercial use.  We believe this initial purchase could total approximately 30 million doses, with the remaining purchase of another 30 million doses made after the vaccine receives FDA approval.  The actual purchase price for each dose of attenuated vaccinia smallpox vaccine would be subject to negotiation with the U.S. government.  We intend to pursue sales of LC16m8 to the U.S. government, and, if we receive necessary regulatory approvals for LC16m8, we plan to pursue sales to commercial markets in the United States, and possibly to certain foreign allied governments and to certain foreign commercial markets as allowed by U.S. law pursuant to our rights under the LC16m8 Agreement.

Competition

We are aware of two categories of products competing to meet the demand for a smallpox vaccine—unattenuated and attenuated strains of vaccinia.  “Attenuated” refers to a strain of vaccine with a reduced ability to replicate in the human body, as compared to the conventional, or unattenuated, strains.

The first category of potentially competitive products is principally based on the traditional (unattenuated) New York City Board of Health (“NYCBH”) and Lister/Elstree strains of the vaccinia virus.  These vaccinia strains were produced in live animals, typically calves, and used widely during the period when smallpox was an endemic disease.  With heightened concerns over the use of smallpox as a bioterror weapon, a number of companies, including Acambis plc., Chiron Corporation, Aventis Pasteur MSD Ltd. and Bavarian Nordic A/S, have undertaken programs to produce vaccines based on these strains in modern cell line production systems. Many countries, including the United States, are currently stockpiling such vaccines, although none is yet approved by the FDA for marketing.  Since these cell culture-derived vaccines are produced using the established non-attenuated strains of vaccinia, we believe that the side effect profile will be similar to that experienced with Dryvax, a NYCBH strain.  In addition, we are not aware of any clinical trials of either of the NYCBH or Lister/Elstree strain vaccines in children.  As a consequence, we believe that LC16m8 possesses a superior safety profile, as demonstrated by biological plausibility and pre-clinical and clinical (including pediatric) data.  Further, the $1.9 billion included in the Congressional Budget Office estimates for BioShield purchase of new smallpox vaccines is specifically targeted to attenuated vaccines.

The second category of potentially competitive products is based on attenuated strains of vaccinia.  A number of experimental vaccines were under development in the 1970’s in response to safety concerns with traditional smallpox vaccines as the risk-benefit profile changed with the decreasing prevalence of smallpox.  With the eradication of smallpox, most of these development programs were terminated, and only two such products were licensed and used in the countries where they were developed:  LC16m8 and Modified Vaccinia Ankara (“MVA”).  While LC16m8 was licensed for the prevention of smallpox in Japan, MVA was licensed in Germany only as a pre-vaccination to be followed some weeks later by immunization with a conventional unattenuated smallpox vaccine.  The purpose of pre-vaccination with MVA was to prime the immune system and thus reduce the rate of adverse events caused by traditional unattenuated vaccine.

A number of companies are now developing MVA as a stand-alone smallpox vaccine candidate for use in individuals at elevated risk of adverse events from unattenuated smallpox vaccines. In February 2003, the NIH awarded two contracts to support such development to Bavarian Nordic A/S and Acambis plc.  Clinical trials of the Bavarian Nordic MVA product are underway in the United States, and the Bavarian Nordic MVA product has also been purchased by certain European governments.

While both LC16m8 and MVA are attenuated products, the degree and effect of the attenuation differs.  LC16m8 was designed to replicate on the skin, but not at the higher temperatures in the blood stream or deep tissues of the human body.  In contrast, MVA does not replicate well, if at all, in humans, either on the skin or in the deep tissues. We believe that using a virus that does not replicate may confer some safety advantage, but also carries certain potential disadvantages.  MVA, unlike LC16m8, does not create a “pock,” or a small, round scar at the site of injection, which is generally recognized as evidence of successful smallpox immunization.  The lack of a pock makes it difficult to evaluate quickly whether vaccination has been successful.  LC16m8 is administered as a single dose.  Based on published pre-clinical and clinical studies, multiple intramuscular injections of MVA are necessary to stimulate a significant immune response.  In addition, higher doses are required  compared to a vaccine that is known to replicate, such as LC16m8.  We also believe that supplying MVA in large quantities may present challenges, because higher doses are required and manufacturing viruses that are unable to replicate effectively in humans is difficult.

The NIH has indicated that one reason for its interest in MVA as an approach to smallpox immunization is to provide protection to those for whom other unattenuated vaccine approaches, including LC16m8, would not be appropriate.  This group would include persons with weakened immune systems or certain skin disorders and pregnant women.  LC16m8 may not be appropriate in such populations except in response to actual exposure to smallpox, and therefore we do not expect to compete with MVA in this segment of the market.

Plague Vaccine

A plague vaccine is one of five biodefense programs identified as a priority under the proposed Project Bioshield legislation.  The NIAID recently issued a Request for Proposals, or RFP, for the production of a recombinant protein vaccine to prevent infection by the plague bacterium.  According to the Congressional Budget Office, the U.S. government intends to spend up to $220 million for the purchase of a plague vaccine for an emergency inventory.  The NIAID is expected to provide separate funding for the development of such a vaccine.

The RFP specifies that the vaccine should be a recombinant vaccine based on two plague virulence factors, F1 and V.  The RFP also calls for an accelerated development schedule, initial manufacture of the product, animal and human studies and a feasibility plan for how the contract award winner(s) would manufacture a plague vaccine for an emergency inventory.

We expect to respond to NIAID’s RFP by December 3, 2003, and USAMRIID has indicated a willingness to negotiate a nonexclusive license to the plague vaccine developed by USAMRIID to meet the RFP response requirements.

AIDSVAX®

Overview of AIDSVAX

We have completed two large-scale Phase III clinical trials on two formulations for our HIV vaccine candidate, AIDSVAX. The original AIDSVAX technology was developed by Genentech, Inc. (“Genentech”) and then licensed exclusively to us.  Preliminary results of the North American/European Phase III clinical trial, which were announced in February 2003, indicated that there was not a statistically significant reduction of HIV infection within the study population as a whole, which was the primary endpoint of the trial. Preliminary results of the Thailand Phase III clinical trial, which were announced in November 2003, indicated that there was not a statistically significant reduction in HIV infection in the study population, which was the primary endpoint of the trial.  While we intend to complete our analysis of the results of both trials with the assistance of the CDC and NIH, we do not plan to continue development of AIDSVAX unless the U.S. government and/or philanthropic organizations fund such development. These are the first and so far only Phase III clinical trials ever conducted for a preventive HIV vaccine.

In September 2002, we were awarded a $1.0 million task order to provide AIDSVAX under a supply contract for an additional Phase III trial in Thailand funded by NIAID and conducted by the Walter Reed Army Institute of Research (“WRAIR”). This contract was later increased to approximately $3.3 million. The trial was launched in October 2003 and combines our AIDSVAX B/E vaccine with ALVAC, an HIV vaccine candidate being developed by Aventis Pasteur.

Competition

A number of companies, including Chiron Corporation, Merck & Co., Inc., Aventis Pasteur, GlaxoSmithKline plc, Oxxon Pharmaccines Ltd, AlphaVax, Inc., Epimmune Inc. and Targeted Genetics Corp., have announced that they are trying to develop an HIV vaccine and are planning, conducting or have completed Phase I or Phase II clinical trials. In addition, several of these companies and others are developing new drug therapies and other treatments that may mitigate the impact of the disease.

Manufacturing

Celltrion Joint Venture

In February 2002, we formed a joint venture with Nexol Biotech Co., Ltd, Nexol Co., Ltd., Korea Tobacco & Ginseng Corporation and J. Stephen & Company Ventures Ltd. (the “South Korean investors”) to build and operate a mammalian cell culture biomanufacturing facility in Incheon, South Korea, and to provide partial funding for the construction of a manufacturing facility for VaxGen’s use in South San Francisco.  The joint venture, Celltrion, Inc. (“Celltrion”), received $43.8 million in cash from the South Korean investors, secured a $40.0 million loan from  a South Korean bank and received technology and manufacturing know-how from us valued at $30.0 million.  We currently own approximately 48% of Celltrion and are the largest shareholder.  Assuming all planned rounds of financing are completed, our fully diluted ownership in Celltrion is expected to be approximately 44% and the South Korean investors and additional investors, if any, are expected to own the remaining 56%.

South San Francisco Manufacturing Facility

Under the terms of the Celltrion joint venture agreement, Celltrion invested $7.0 million to capitalize VaxGen-Celltrion, Inc. (“VCI”) to design and construct the intermediate scale manufacturing facility adjacent to our research facility in South San Francisco. The facility includes approximately 20,000 square feet of manufacturing space as well as quality control laboratories, office and expansion space.  This manufacturing facility is leased by us and VCI owns the leasehold improvements and capital equipment in the facility. On June 7, 2002, we entered into a joint venture agreement with Celltrion to specify the terms governing the management and operation of VCI.  We are responsible for all staffing and operational costs and expenses of the facility, as well as all capital costs in excess of the initial $7.0 million investment by Celltrion.  Under the terms of the VCI joint venture agreement, at the end of each calendar quarter, VCI will issue one share of its common stock to us for every dollar we spend in connection with capital expenditures, validation, operation and licensure of the South San Francisco facility.  As of September 30, 2003, we had spent approximately $8.5 million on such expenditures and costs and, as a result, our pro-forma ownership percentage in VCI has increased to approximately 55%.  We expect to receive our shares in VCI during the fourth quarter of this year.

The South San Francisco manufacturing facility was originally contemplated to be used to facilitate the transfer of cell culture manufacturing technology to Celltrion (including AIDSVAX manufacturing technology, if we pursue licensure), to conduct on-site training of Celltrion personnel, and to expedite commercial licensure and launch of AIDSVAX.  Under the terms of the VCI joint venture agreement, however, we have the right to use the facility, at our expense, for the development and licensure of new products, and we plan to use the South San Francisco facility to manufacture our anthrax vaccine candidate under the second NIAID contract and to manufacture an emergency stockpile of anthrax vaccine if we are awarded the U.S. government contract to produce the stockpile.  We have no obligation to share revenues or profits from the manufacture of our own products at the South San Francisco facility with either VCI or Celltrion.  We will also be required to use the South San Francisco facility to facilitate the transfer of mammalian cell culture manufacturing technology to Celltrion, including on-site training.  For products that require mammalian cell fermentation, our intent is to transfer large-scale commercial manufacturing to the Incheon facility.  To the extent there is excess capacity at the South San Francisco facility, Celltrion may use the facility for third party commercial manufacturing activities and if the facility is used to support these activities, any related profits will be shared between us and Celltrion based on our respective percentage ownerships in VCI.

We have the right to purchase all of the shares held by Celltrion in VCI until February 24, 2008, and are required to purchase Celltrion’s ownership interest in VCI if we receive FDA approval to market any of our products manufactured at the South San Francisco facility prior to February 24, 2008.  Even if we purchase Celltrion’s ownership interest in VCI, we will still be obligated to continue to facilitate the transfer of cell culture manufacturing technology to Celltrion and the associated training of Celltrion employees at VaxGen facilities or elsewhere.

We believe the South San Francisco facility, which is currently undergoing validation, will be capable of manufacturing 100 million doses of rPA102 anthrax vaccine per year and could be expanded to meet additional demand, if needed.  The facility was designed for the flexible manufacture of biopharmaceutical products including those grown in bacteria, such as rPA102, as well as products produced in mammalian cell culture, such as monoclonal antibody therapeutic products.  We plan to use this facility to manufacture the three million doses of our anthrax vaccine candidate required by the recently awarded NIAID contract.  We would also use the facility to manufacture the larger stockpile of anthrax vaccine planned by the U.S. government, if we are awarded such a supply contract, and for international sales.  Additionally, we plan to use the facility for the manufacture of future products, both for clinical purposes and commercial sale.

South Korea Manufacturing Facility

The manufacturing facility in Incheon, South Korea, will be operated and financed by Celltrion and will initially include 50,000 liters of bioreactor capacity on 23 acres of land.  The Incheon facility is expected to engage in mammalian cell culture manufacturing, which is used to make many of the pharmaceutical products developed by the biotechnology industry, including monoclonal antibodies and therapeutic proteins.  Depending on demand, the plant’s capacity can be expanded to approximately 150,000 liters. As of the date of this report, Celltrion has not secured any agreements under which products would be produced at this facility, and it is uncertain whether there will be sufficient demand for mammalian cell culture manufacturing to make this facility profitable.  The initial build-out is currently under construction and is expected to be completed in 2005.  The South Korean investors and bankers are providing the funding necessary to design, construct, validate and operate the Incheon facility; however, Celltrion will need to raise additional capital to fund the operation of this facility.  Celltrion currently has no commitments for the investment of additional funds.

The Celltrion Joint Venture Agreement

Under the terms of the Celltrion joint venture agreement, dated February 25, 2002, between us and the South Korean investors, the total capitalization of Celltrion during the start-up phase will range from $80.0 million to $120.0 million, subject to adjustment with the consent of the shareholders of Celltrion. The laws of the Republic of Korea govern the Celltrion joint venture agreement. Assuming all planned rounds of financing are completed, if at all, our fully diluted ownership will be approximately 44%. As of September 30, 2003, the South Korean investors had contributed approximately $45.8 million in cash to Celltrion of the $52.0 million in cash that is required by the Celltrion joint venture agreement, and had secured a $40.0 million loan with a Korean bank.  There is a remaining balance of $6.3 million to be funded, of which J. Stephen & Co. Ventures was obligated to fund $3.8 million in June 2003, and Nexol Biotech was obligated to fund $2.5 million in December 2002.  As a result, we currently have a 47.8% interest in the joint venture.  We do not expect J. Stephen & Co. Ventures, Nexol Biotech, or any of the other South Korean investors to invest additional funds in Celltrion in the near future, if at all.  Celltrion currently has no commitments for the investment of additional funds.

Celltrion is managed by a board of directors composed of five individuals.  We hold two seats on the Celltrion Board, including the representative director who presides over meetings of the Board and is also charged with the administration of Celltrion’s daily business affairs.  So long as we retain 66-2/3% of our initial shareholdings in Celltrion, we will be entitled to nominate two of the directors, including the representative director.

The Celltrion joint venture agreement may be terminated as follows:

•                  if any party commits a material breach of any of its obligations that is not cured within 60 days from the date of written notice of breach;

•                  if any party becomes incapable for a period of six months of performing any of its obligations under the Celltrion joint venture agreement because of a force majeure;

•                  if any party files for liquidation, bankruptcy or a similar transaction or event; or

•                  if the license agreement, which specifies the terms and conditions of the use of the technology we contributed to Celltrion, is terminated by us for certain reasons described in the license agreement.

Land Purchase and Sale Agreement

On February 25, 2002, we entered into a land purchase and sale agreement with the City of Incheon, South Korea providing for the purchase of the land for Celltrion’s South Korean manufacturing facilities over a 10-year period.  As part of Celltrion’s initial formation and as contemplated by the land purchase and sale agreement, we and Celltrion entered into an assignment agreement on March 26, 2002 under which we assigned Celltrion our rights, liabilities and obligations, including the purchase price payment obligations, under the land purchase and sale agreement.  Until the transfer of legal title to the land to Celltrion, which is currently anticipated to occur in 2012, Celltrion may use the land for construction and operation of the manufacturing facilities.  Once all of Celltrion’s payment obligations under the land purchase and sale agreement are satisfied, the City of Incheon will transfer legal title to the land to Celltrion.

Contribution Agreement

Under the terms of the contribution agreement dated February 25, 2002 between us and Celltrion, we made an in-kind contribution to Celltrion, as a part of the initial capitalization of Celltrion, of the license and sub-license of certain cell culture technology used for the manufacture of a number of pharmaceutical products including AIDSVAX.  We received 7.8 million shares of Celltrion common stock for this contribution.

Raw Materials

We have agreements with subcontractors to provide us the necessary materials to produce our vaccine candidates. Although to date we have not experienced any significant delays in obtaining any of these materials from our subcontractors, we cannot assure you that we will not face shortages from one or more of these subcontractors in the future.

Government Regulation

The products we are developing, including the vaccine candidates for anthrax and smallpox as well as AIDSVAX, and our manufacturing efforts, are subject to federal regulation in the United States, principally by the FDA under the Federal Food, Drug, and Cosmetic Act (“FFDCA”), and by state and local governments, as well as regulatory and other authorities in foreign governments. Such regulations govern or influence, among other things, the testing, manufacture, safety and efficacy requirements, labeling, storage, record keeping, licensing, advertising, promotion, distribution and export of products, manufacturing and the manufacturing process.  In many foreign countries, such regulations also govern coverage and the prices charged for products under their respective national social security systems.

The FDA classifies our anthrax and smallpox vaccine candidates as well as AIDSVAX as biological drug products (biologics). Biologics are subject to rigorous regulation by the FDA in the United States and similar regulatory bodies in other countries. The steps ordinarily required by the FDA before a biological drug product may be marketed in the United States are similar to steps required in most other countries and include:

•                  completion of pre-clinical laboratory tests, pre-clinical animal testing and formulation studies;

•                  submission to the FDA of an IND, which must become effective before clinical trials may commence;

•                  performance of adequate and well-controlled clinical trials to establish the safety, effectiveness, purity and potency of the biologic and to characterize how it behaves in the human body;

•                  submission to the FDA of a BLA that includes pre-clinical data, clinical trial data, and manufacturing information;

•                  FDA review of the BLA;

•                  completion of comparability studies, if necessary;

•                  satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities; and

•                  FDA approval of the license application, including approval of all product labeling.

Pre-clinical testing includes laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety, purity and potency of each product. Pre-clinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices (“GLPs”). The results of the pre-clinical tests together with manufacturing information and analytical data are submitted to the FDA as part of the IND and are reviewed by the FDA before the commencement of clinical trials. Unless the FDA objects to an IND by placing the study on clinical hold, the IND will become effective 30 days following its receipt by the FDA. The FDA may suspend clinical trials or authorize trials only on specified terms at any time on various grounds, including a finding that patients are being exposed to unacceptable health risks. If the FDA does place the study on clinical hold, the sponsor must resolve all of the FDA’s concerns before the study may proceed. The IND application process may become extremely costly and substantially delay development of products. Similar restrictive requirements also apply in other countries.  Moreover, positive results of pre-clinical tests will not necessarily indicate positive results in clinical trials.

Clinical trials involve the administration of the investigational product to humans under the supervision of qualified principal investigators. Our clinical trials must be conducted in accordance with Good Clinical Practices (“GCPs”) under protocols submitted to the FDA as part of the IND. In addition, each clinical trial is approved and conducted under the auspices of an institutional review board (“IRB”) and with the patients’ informed consent. The IRB considers, among other things, ethical factors, and the safety of human subjects and possibility of liability of the institutions conducting the trial. The IRB at each institution at which a clinical trial is being performed may suspend a clinical trial at any time for a variety of reasons, including a belief that the test subjects are being exposed to an unacceptable health risk.

Clinical trials for vaccines are typically conducted in three sequential phases that may overlap. The goal of a Phase I clinical trial is to establish initial data about safety and dosage tolerance of the biological agent in humans. In Phase II clinical trials, evidence is sought about the desired immune response of a biological agent in a limited number of patients. Additional safety data, including the identification of possible adverse effects, dosage tolerance and optimum dosage, and the effectiveness of the drug in specific, targeted indications are also gathered from these studies. The Phase III clinical trial program consists of expanded, large-scale, multi-center studies of persons who are susceptible to the targeted disease. The goal of these studies is to obtain sufficient evidence of the safety, effectiveness, purity and potency of the proposed product within a diverse patient population at geographically dispersed clinical study sites.

In 2002, the FDA amended its requirements applicable to BLAs to permit the approval of certain biologics that are intended to reduce or prevent serious or life-threatening conditions based on evidence of effectiveness from appropriate animal studies when Phase III human efficacy studies are not ethical or feasible. Under these requirements, biologics used to reduce or prevent the toxicity of chemical, biological, radiological or nuclear substances may be approved for use in humans based on evidence of effectiveness derived from appropriate animal studies and any additional supporting data. Products evaluated for effectiveness under this rule are evaluated for safety under preexisting requirements for establishing the safety of new drug and biological products, including Phase I and Phase II clinical trials.  We intend to pursue FDA review of our anthrax and smallpox vaccines candidates under these new requirements.  These procedures, however, are not available in most foreign countries.

All data obtained from the pre-clinical studies and clinical trials, in addition to detailed information on the manufacture and composition of the product, would be submitted in a BLA to the FDA for review and approval for the manufacture, marketing and commercial shipments of any of our products. FDA approval of the BLA is required before marketing may begin in the United States.  The FDA may deny or delay approval of applications that do not meet applicable regulatory criteria if the FDA determines that the pre-clinical or clinical data, or the manufacturing information does not adequately establish the safety and effectiveness of the drug. The FDA also may, at any time, require the submission of product samples and testing protocols for lot-by-lot confirmatory testing by the FDA prior to commercial distribution. This means a specific lot of vaccine cannot be released for commercial distribution until the FDA has authorized such release. Similar types of regulatory processes will be encountered as efforts are made to market any vaccine internationally. We will be required to assure product performance and manufacturing processes from one country to another.

Once approved, the FDA may withdraw the product approval if compliance with pre- and post-market regulatory standards is not maintained or if problems occur after the product reaches the marketplace.  In addition, the FDA may require post-marketing studies to monitor the effect of approved products, and may limit further marketing of the product based on the results of these post-market studies.  The FDA has broad post-market regulatory and enforcement powers, including the ability to levy fines and civil and criminal penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals.

Facilities used to manufacture biologics are subject to periodic inspection by the FDA and other authorities where applicable, and must comply with the FDA’s cGMP regulations and the FDA’s general biological product standards.  Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product or voluntary recall of a product.  Adverse experiences with the product must be reported to the FDA and could result in the imposition of market restriction through labeling changes or in product removal.  Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or effectiveness of the product occur following approval.

With respect to post-market product advertising and promotion, the FDA imposes a number of complex regulations on entities that advertise and promote biologics, which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities and promotional activities involving the Internet.  The FDA has very broad enforcement authority under the FFDCA, and failure to abide by these regulations can result in penalties including the issuance of a Warning Letter directing us to correct deviations from FDA standards, a requirement that future advertising and promotional materials be pre-cleared by the FDA, and state and federal civil and criminal investigations and prosecutions.  Foreign regulatory bodies also strictly enforce these and other regulatory requirements.

Research and Development Expenses

We incurred research and development expenses of $18,513,000, $16,701,000 and $20,975,000 in the fiscal years ended December 31, 2000, 2001, and 2002, respectively.  In the first nine months of 2003, our research and development expenses totaled $15,238,000.

Employees

As of September 30, 2003, we had 115 employees:  15 were clinical staff, 35 were research and development staff, 26 were management/administration staff, 19 were regulatory and quality services staff and 20 were manufacturing staff. None of our employees is subject to a collective bargaining agreement, and we believe that our relations with our employees are good.

RISK FACTORS

You should carefully consider the following risk factors as well as other information in our filings under the Securities Exchange Act of 1934, as amended, before making any investment decisions regarding our common stock.  Each of these risk factors could adversely affect our business, operating results and stock price.

Risks Relating to Our Business

We will need to raise additional capital, and any inability to raise required funds could harm our business.

As of September 30, 2003, we had $6.8 million of cash, cash equivalents and investment securities. In their report, dated February 7, 2003, except as to note 2, which is as of November 19, 2003, relating to our December 31, 2002 audited financial statements, our independent accountants expressed substantial doubt as to our ability to continue as a going concern. We will require additional funds to continue operations and may attempt to raise these funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources. Any equity financings will be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. We cannot guarantee you that additional funds will be available on acceptable terms, or at all. If we are unable to raise additional capital when necessary, we may be required to relinquish our rights to certain key technologies, drug candidates or marketing territories under the terms of certain of our collaborative agreements.

We may fail to obtain contracts to provide emergency stockpiles of anthrax and smallpox vaccines to the U.S. government, and we may be unable to commercialize our vaccine candidates.

The U.S. government has undertaken commitments to help secure improved countermeasures against bioterrorism, including the stockpiling of vaccines for anthrax and smallpox.  On September 30, 2003, VaxGen and Avecia Limited were awarded cost reimbursement plus fixed fee contracts to advance development of their respective anthrax vaccines and to each supply an inventory of three million doses of their anthrax vaccines to the U.S. government. These contracts have estimated values of $80.3 million and $71.3 million, respectively.  Under the current version of Project BioShield, the U.S. government expects to purchase a total of 60 million doses of an rPA anthrax vaccine over a 10-year period.  The process of obtaining government contracts is lengthy and uncertain and we must compete for each contract.  Moreover, the award of one government contract does not necessarily secure the award of future contracts covering the same vaccine.  Accordingly, we cannot be certain that we will be awarded any future contracts to supply a government stockpile of anthrax vaccine.  It is possible that future awards to provide the U.S. government with emergency stockpiles of anthrax vaccine will be granted solely to Avecia or another supplier.  If the U.S. government makes significant future contract awards for the supply of its emergency stockpile to our competitors, such as Avecia, our business will be harmed and it is unlikely that we will be able to ultimately commercialize that particular vaccine.

In addition, the determination of when and whether a product is ready for large scale purchase and potential use will be made by the government through consultation with a number of governmental agencies, including the FDA, the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Department of Homeland Security.  President Bush has proposed and Congress is considering measures to accelerate the development of biodefense products through NIH funding, the review process by the FDA and the final government procurement contracting authority. While this may help speed the approval of our vaccine candidates, it may also encourage competitors to develop their own vaccine candidates.  If competitive vaccine candidates gain approval, we could face severe competition, which could harm our business.  Furthermore, while Project BioShield was passed by the House of Representatives, we cannot be certain that this legislation will be enacted into law or, if it is enacted into law, predict the timing of its enactment, nor can we predict the decisions that will be made in the future by various government agencies.

If the U.S. government fails to continue funding our anthrax vaccine candidate development efforts or fails to purchase sufficient quantities of any future biodefense vaccine candidate, we may be unable to generate sufficient revenues to continue operations.

We have received funding from the U.S. government for the development of our anthrax vaccine candidate. Changes in government budgets and agendas may result in future funding being decreased and de-prioritized, and government contracts typically contain provisions that permit cancellation in the event that funds are unavailable to the governmental agency.  Furthermore, we cannot be certain of the timing of any future funding and substantial delays or cancellations of funding could result from protests or challenges from third parties.  If the U.S. government fails to continue to adequately fund our research and development programs, we may be unable to generate sufficient revenues to continue operations. Similarly, if we develop an anthrax vaccine candidate that is approved by the FDA, but the U.S. government does not place sufficient orders for this product, our future business will be harmed.

U.S. government agencies have special contracting requirements, which create additional risks.

We have entered into contracts with the National Institute of Allergy and Infectious Diseases (“NIAID”), a division of NIH, and a license agreement with the U.S. Army Medical Research Institute of Infectious Diseases (“USAMRIID”), which are U.S. government agencies.  Substantially all of our revenue is derived from government contracts and grants.  In contracting with government agencies, we are subject to various U.S. government agency contract requirements.  Future sales to U.S. government agencies will depend, in part, on our ability to meet U.S. government agency contract requirements, certain of which we may not be able to satisfy.

U.S. government contracts typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. government to unilaterally:

•                  suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

•                  terminate our existing contracts;

•                  reduce the scope and value of our existing contracts;

•                  audit and object to our contract-related costs and fees, including allocated indirect costs;

•                  control and potentially prohibit the export of our products; and

•                  change certain terms and conditions in our contracts.

The U.S. government may terminate any of its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions generally enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and make us liable for excess costs incurred by the U.S. government in procuring undelivered items from another source.

As a U.S. government contractor, we are subject to periodic audits and reviews. Based on the results of its audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. Although adjustments arising from government audits and reviews have not seriously harmed our business in the past, future audits and reviews could cause adverse effects. In addition, under U.S. government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our research and development costs, and some marketing expenses, may not be reimbursable or allowed under our contracts.  Further, as a U.S. government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

In addition, the license agreement provides that USAMRIID reserves the right to require us and our affiliates to grant a nonexclusive, partially exclusive, or exclusive sublicense in any field of use to a responsible applicant, upon terms that are reasonable under the circumstances and under applicable law, to fulfill public health or safety needs.

We license our vaccine candidates from third parties.  If we fail to perform our obligations under these license agreements, we could lose our ability to develop and commercialize our vaccine candidates.

We license our anthrax vaccine candidate from USAMRIID and we license our smallpox vaccine candidate from Kaketsuken.  Each of these license agreements requires that we perform certain obligations.  If we fail to comply with our obligations under these agreements in a timely fashion, our licensors could terminate our rights to develop and commercialize our anthrax and smallpox vaccine candidates, which would adversely affect our business and prospects.

Our license agreement with Kaketsuken for our smallpox vaccine candidate may restrict our ability to develop and commercialize other smallpox vaccine products.

For a period of five years after the termination of the LC16m8 Agreement, we may not, without Kaketsuken’s prior written consent, file for or obtain regulatory approval, sell and or otherwise deal in any product potentially in competition with LC16m8.  During the term of the LC16m8 Agreement, we may not, without the prior written consent of Kaketsuken, develop, sell, commercialize and/or otherwise deal in any products which may compete with LC16m8.  These restrictions will be waived if the LC16m8 Agreement is terminated due to Kaketsuken’s uncured material breach of the LC16m8 Agreement or the FDA determines that LC16m8 is not approvable in the United States.  These restrictions may adversely affect our ability to pursue attractive business opportunities.

We have only a limited operating history and we expect to continue to generate losses.

To date, we have engaged primarily in research, development and clinical testing.  Since our inception in 1995, we have not been profitable, and we cannot be certain that we will ever achieve or sustain profitability. At September 30, 2003, we had an accumulated deficit of approximately $163.2 million.  Developing our product candidates will require significant additional research and development, including non-clinical testing and clinical trials, as well as regulatory approval. We expect these activities, together with our general and administrative expenses, to result in operating losses for the foreseeable future. Our ability to achieve profitability will depend, in part, on our ability to procure future contracts to supply the anthrax and smallpox vaccines to the U.S. government, to successfully complete development of our proposed products, to obtain required regulatory approvals and to manufacture and market our products directly or through business partners.  We cannot assure you that we will be able to accomplish any of these objectives.

We may encounter difficulties managing the change and growth of our operations, which could adversely affect our business.

We have experienced a period of rapid change in our business as a result of increased emphasis on biodefense opportunities.  In addition, we expect to experience growth in manufacturing, clinical and regulatory functions associated with our biodefense business.  This change and growth in our business has strained and may continue to strain our administrative and operational functions. If we are unable to manage  the change and growth of our business effectively, our results of operations and financial condition will be adversely affected.

Vaccine development is a long, expensive and uncertain process, and delay or failure can occur at any stage of our clinical trials.

To develop vaccine candidates, we must provide the FDA and foreign regulatory authorities with clinical data that demonstrate adequate safety and immune response.  Because humans are not normally exposed to anthrax or smallpox, statistically significant effectiveness of our biodefense product candidates cannot be demonstrated in humans, but instead must be demonstrated, in part, by utilizing animal models before they can be approved for commercial sale. Vaccine development to show adequate evidence of effectiveness in animal models and safety and immune response in humans is a long, expensive and uncertain process, and delay or failure can occur at any stage of our animal studies or clinical trials. Any delay or significant adverse clinical events arising during any of our clinical trials could force us to abandon a vaccine candidate altogether or to conduct additional clinical trials in order to obtain approval from the FDA or foreign regulatory bodies. These development efforts and clinical trials are lengthy and expensive, and the outcome is uncertain. If we are unable to successfully develop our vaccine candidates, our revenues will suffer, and our stock price is likely to decline.

Delays in successfully completing our clinical trials could jeopardize our ability to obtain regulatory approval or market our vaccine candidates on a timely basis.

Our business prospects will depend on our ability to complete patient enrollment in clinical trials, to obtain satisfactory results, to obtain required regulatory approvals and to successfully commercialize our vaccine candidates. Completion of our clinical trials, announcement of results of the trials and our ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

•                  slower-than-anticipated enrollment of volunteers in the trials;

•                  lower-than-anticipated recruitment or retention rate of volunteers in the trials;

•                  serious adverse events related to the vaccine candidates;

•                  unsatisfactory results of any clinical trial;

•                  the failure of our principal third-party investigators to perform our clinical trials on our anticipated schedules; or

•                  different interpretations of our pre-clinical and clinical data, which could initially lead to inconclusive results.

Our development costs will increase if we have material delays in any clinical trial or if we need to perform more or larger clinical trials than planned. If the delays are significant, or if any of our vaccine candidates do not prove to be safe or effective or do not receive required regulatory approvals, our financial results and the commercial prospects for our product candidates will be harmed. Furthermore, our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain regulatory approval.

The independent clinical investigators that we rely upon to conduct our clinical trials may not be diligent, careful or timely, and may make mistakes, in the conduct of our clinical trials.

We depend on independent clinical investigators to conduct our clinical trials.  The investigators are not our employees, and we cannot control the amount or timing of resources that they devote to our vaccine development programs.  If independent investigators fail to devote sufficient time and resources to our vaccine development programs, or if their performance is substandard, it may delay FDA approval of our vaccine candidates.  These independent investigators may also have relationships with other commercial entities, some of which may compete with us.  If these independent investigators assist our competitors at our expense, it could harm our competitive position.

The approval requirements for vaccines used to fight bioterrorism are still evolving, and we cannot be certain that any vaccines we develop, if effective, would meet these requirements.

We are developing product candidates based upon current governmental policies regulating these vaccines.  For instance, we intend to pursue FDA approval of our anthrax and smallpox vaccine candidates under requirements published by the FDA in 2002 that allow the FDA to approve certain vaccines used to reduce or prevent the toxicity of chemical, biological, radiological or nuclear substances based on human clinical data to demonstrate safety and immune response, and evidence of effectiveness derived from appropriate animal studies and any additional supporting data.  Our business is subject to substantial risk because these policies may change suddenly and unpredictably and in ways that could impair our ability to obtain regulatory approval of these products, and we cannot guarantee that the FDA will approve our anthrax and smallpox vaccines.

If we fail to comply with extensive regulations enforced by domestic and foreign regulatory authorities, the commercialization of our product candidates could be prevented or delayed.

Vaccine candidates are subject to extensive government regulations related to development, testing, manufacturing and commercialization in the United States and other countries. Our vaccine candidates are in the pre-clinical and clinical stages of development and have not received required regulatory approval from the FDA to be commercially marketed and sold.  With the exception of LC16m8, which was licensed and sold in Japan, our vaccine candidates have not received required regulatory approval from foreign regulatory agencies to be commercially marketed and sold.  The process of obtaining and complying with FDA, other governmental and foreign regulatory approvals and regulations is costly, time consuming, uncertain and subject to unanticipated delays. Despite the time and expense exerted, regulatory approval is never guaranteed.  We also are subject to the following risks and obligations, among others.

•                  The FDA or foreign regulators may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied.

•                  The FDA or foreign regulators may require additional testing for safety and effectiveness.

•                  The FDA or foreign regulators may interpret data from pre-clinical testing and clinical trials in different ways than we interpret them.

•                  If regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution.  In addition, many foreign countries control pricing and coverage under their respective national social security systems.

•                  The FDA or foreign regulators may not approve our manufacturing processes or manufacturing facilities.

•                  The FDA or foreign regulators may change their approval policies or adopt new regulations.

•                  Even if regulatory approval for any product is obtained, the marketing license will be subject to continual review, and newly discovered or developed safety or effectiveness data may result in suspension or revocation of the marketing license.

•                  If regulatory approval of the vaccine candidate is granted, the marketing of that vaccine would be subject to adverse event reporting requirements and a general prohibition against promoting products for unapproved or “off-label” uses.

•                  In some foreign countries, we may be subject to official release requirements that require each batch of the vaccine we produce to be officially released by regulatory authorities prior to its distribution by us.

•                  We will be subject to continual regulatory review and periodic inspection and approval of manufacturing modifications, including compliance with cGMP regulations.

Failure to comply with these or other regulatory requirements of the FDA and other applicable foreign regulatory bodies may subject us to administrative or judicially imposed sanctions, including:

•                  warning letters;

•                  civil penalties;

•                  criminal penalties;

•                  injunctions;

•                  product seizure or detention;

•                  product recalls;

•                  total or partial suspension of production; and

•                  suspension or revocation of the marketing license.

Our product development efforts may not yield marketable products due to results of studies or trials, failure to achieve regulatory approvals or market acceptance, proprietary rights of others or manufacturing issues.

Our success depends on our ability to successfully develop and obtain regulatory approval to market new biopharmaceutical products. We expect that a significant portion of the research that we will conduct will involve new and unproven technologies. Development of a product requires substantial technical, financial and human resources even if the product is not successfully completed.

Our potential products may appear to be promising at various stages of development yet fail to reach the market for a number of reasons, including the:

•                  lack of adequate quality or sufficient prevention benefit, or unacceptable safety during pre-clinical studies or clinical trials;

•                  failure to receive necessary regulatory approvals;

•                  existence of proprietary rights of third parties; or

•                  inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

Political or social factors may delay or impair our ability to market our vaccine products.

Products developed to treat diseases caused by or to combat the threat of bioterrorism will be subject to changing political and social environments. The political and social responses to bioterrorism have been highly charged and unpredictable. Political or social pressures may delay or cause resistance to bringing our products to market or limit pricing of our products, which would harm our business.

We may fail to protect our intellectual property or may infringe on the intellectual property rights of others, either of which could harm our business.

If we are unable to protect our intellectual property, we may be unable to prevent other companies from using our technology in competitive products. If we infringe on the intellectual property rights of others, we may be prevented from developing or marketing our product candidates. We rely on patent and other intellectual property protection to prevent our competitors from manufacturing and marketing our product candidates. Our technology, including technology licensed from Genentech and USAMRIID, or that we may license in the future, if any, will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets.  The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the scope and breadth of patent claims that may be afforded to other companies’ patents. In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate these suits.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•                  others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•                  any patents issued to us or licensed from Genentech, Kaketsuken and USAMRIID, or that we may license in the future, if any, will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

•                  we or any of our current or future licensors will adequately protect trade secrets;

•                  we will develop additional proprietary technologies that are patentable; or

•                  the patents of others will not have a material adverse effect on our business.

We cannot be certain that patents issued to us in the future, if any, or patents that we have licensed from Genentech, Kaketsuken and USAMRIID, or that we may license in the future, if any, will be enforceable and afford protection against competitors. In this regard, the U.S. government has the right to use, for or on behalf of the U.S. government, any technologies developed by us under our U.S. government contracts and we cannot prohibit third parties, including our competitors, from using those technologies in providing products and services to the U.S. government.  Accordingly, under our license agreement with USAMRIID granting us an exclusive license to commercialize the anthrax vaccine, the U.S. government retains a license for any federal government agency to practice and have practiced USAMRIID’s anthrax-related inventions, by or on behalf of the government, thereby allowing the use of the inventions in support of government contracts with other parties, including our competitors.  In addition, we cannot assure you that our operations or technology will not infringe intellectual property rights of others. If we infringe the intellectual property of others, there can be no assurance that we would be able to obtain licenses to use the technology on commercially reasonable terms or at all.

Our South Korean manufacturing joint venture may not be successful.

Celltrion has not yet completed its full capitalization and we have not completed the transfer of our technology to Celltrion. Two of the existing investors in Celltrion have failed to meet a total of $6.3 million in funding obligations.  Celltrion will be unable to validate and operate the manufacturing facility in South Korea if Celltrion is unable to secure or raise the necessary funding or does not receive the necessary technology for the manufacture of mammalian cell culture or other biopharmaceutical products.

Even if Celltrion successfully completes the construction of its South Korean manufacturing facility, we cannot be certain that the facility will pass domestic or foreign regulatory approvals or be able to manufacture mammalian cell culture products in commercial quantities on a cost-effective basis or at all.  In addition, as of the date of this report, Celltrion has not secured any agreements under which products would be produced at this facility, and it is uncertain whether there will be sufficient demand for mammalian cell culture biomanufacturing to make this facility profitable.

In addition, the political, social and economic situation in South Korea, and the stability of the Korean peninsula as a whole, may not provide an environment in which Celltrion would be able to manufacture products cost-efficiently or at all. The South Korean government may impose regulations or restrictions that would make it difficult, impractical or impossible, whether economically, legally or otherwise, for Celltrion to conduct its business there. Celltrion’s manufacturing operations may expose our business to numerous risks inherent in international operations including:

•                  foreign currency controls;

•                  currency fluctuations;

•                  trade restrictions or changes in tariffs;

•                  the difficulties associated with staffing and managing international operations;

•                  generally longer receivables collection periods;

•                  potentially limited protection for intellectual property rights;

•                  potentially adverse taxes; and

•                  international conflict and war.

If Celltrion is unable to manufacture mammalian cell culture products, or if it becomes commercially impractical for Celltrion to manufacture such products, we may not gain financial or other benefit from the joint venture.

We face competition from several companies with greater financial, personnel and research and development resources than ours.

Our competitors are developing vaccine candidates for anthrax and smallpox, which could compete with the vaccine candidates we are developing. Our commercial opportunities will be reduced or eliminated if our competitors develop and market products for any of the diseases that we target that:

•                  are more effective;

•                  have fewer or less severe adverse side effects;

•                  are better tolerated;

•                  are more adaptable to various modes of dosing;

•                  are easier to administer; or

•                  are less expensive than the products or product candidates we are developing.

Even if we are successful in developing effective vaccine products, and obtain FDA and other regulatory approvals necessary for commercializing them, our products may not compete effectively with other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts, as well as universities and public and private research institutions.  For instance, Avecia Limited, in collaboration with Baxter Healthcare Corp. and the United Kingdom’s Defense Science and Technology Laboratory, was recently awarded a $71.3 million cost reimbursement plus fixed fee contract by NIAID to make three million doses of an anthrax vaccine for the U.S. government.  Many of the organizations competing with us, including Avecia, may have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals, and greater marketing capabilities than we do.

Natural disasters, including earthquakes, may damage our facilities.

Our corporate and manufacturing facilities are primarily located in the San Francisco Bay area.  In addition to our office and research facilities, through our ownership position in both Celltrion and VCI, we have a significant investment in VCI’s biomanufacturing facilities in South San Francisco, which contain sensitive and expensive bioreactor equipment.  The San Francisco Bay area is in close proximity to known earthquake fault zones. As a result, our corporate, research and manufacturing facilities are susceptible to damage from earthquakes and other natural disasters, such as fires, floods and similar events.  Although we maintain general business insurance against fires and some general business interruptions, there can be no assurance that the amount of coverage will be adequate in any particular case.

If we fail to manage successfully any company or product acquisitions, joint ventures or in-licensed product candidates, we may be limited in our ability to develop our product candidates and to continue to expand our product candidate pipeline.

Our current vaccine product development programs were initiated through in-licensing or collaborative arrangements. These collaborations include licensing proprietary technology from, and other relationships with, biotechnology companies and government research institutes and organizations. As part of our business strategy, we intend to continue to expand our product pipeline and capabilities through company or product acquisitions, in-licensing or joint venture arrangements.  Any such activities will be accompanied by certain risks including:

•                  exposure to unknown liabilities of acquired companies;

•                  higher than anticipated acquisition costs and expenses;

•                  the difficulty and expense of integrating operations and personnel of acquired companies;

•                  disruption of our ongoing business;

•                  diversion of management’s time and attention; and

•                  possible dilution to stockholders.

If our competitors successfully enter into partnering or license agreements with these groups, or we are unable to reach agreement on license or partnering agreements on terms acceptable to us, we may then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. In addition, if we are unable to manage successfully any acquisitions, joint ventures and other collaboration opportunities, we may be limited in our ability to develop new products and therefore to continue to expand our product pipeline.

Our use of hazardous materials, chemicals and viruses require us to comply with regulatory requirements and exposes us to potential liabilities.

Our research and development involves the controlled use of hazardous materials, chemicals and viruses. We are subject to federal, state, local and foreign laws governing the use, manufacture,

storage, handling and disposal of such materials.  Although we believe that our safety procedures for the use, manufacture, storage, handling and disposal of such materials comply with the standards prescribed by federal, state, local and foreign regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines.  These damages could exceed our resources and any applicable insurance coverage.  In addition, we may be required to incur significant costs to comply with regulatory requirements in the future.

We may become subject to product liability claims, which could reduce demand for our product candidates or result in damages that exceed our insurance coverage.

We face an inherent risk of exposure to product liability suits in connection with vaccines being tested in human clinical trials or sold commercially. We may become subject to a product liability suit if any vaccine we develop causes injury, or if vaccinated individuals subsequently become infected or otherwise suffer adverse effects from our vaccines or products. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a vaccine or product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues. If a product liability claim is brought against us, the cost of defending the claim would be significant and any adverse determination may result in liabilities in excess of our insurance coverage. We currently have product liability insurance in the amount of $25.0 million for our anthrax program including the supply of three million doses of anthrax vaccine to NIAID, as well as separate product liability coverage in the amount of $25.0 million for our smallpox and AIDSVAX programs.  However, we cannot be certain that our current insurance can be maintained, or that additional insurance coverage could be obtained, on acceptable terms, if at all.

Legislation limiting or restricting liability for medical products used to fight bioterrorism is evolving, and we cannot be certain that any such protections will apply to our vaccines or products.

Legislation relating to medical products used to fight bioterrorism is evolving, and may enable the United States government to release and use certain medical products prior to such products obtaining FDA or other regulatory approval. According to the terms of one proposed bill, upon a declaration of emergency, the U.S. government may authorize the introduction and use of a qualified medical product prior to such medical product obtaining FDA regulatory approval. Further, such proposed legislation provides that the United States government may elect to purchase and stockpile quantities of vaccines or products prior to receipt of regulatory approval to fight bioterrorism. Legislation limiting or restricting liability for the use of such vaccines is evolving, and we cannot be certain that any such protections will apply to the vaccines or products developed by us. If the legislation does not provide sufficient protection, and we are not able to obtain these protections by contract, we may become subject to product liability suits and other third party claims if vaccines or products developed by us cause injury, or if vaccinated individuals subsequently become infected or otherwise suffer adverse effects from such vaccines or products.

We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is commonplace in the biotechnology industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors.  Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers.  Litigation may be necessary to defend against these claims.  Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Failure to hire and retain key management employees could adversely affect our ability to obtain financing, develop our products, conduct clinical trials or execute our business strategy.

We are highly dependent on our senior management and scientific staff. These individuals have played a critical role in raising capital, negotiating business development opportunities, developing the vaccine candidates, conducting clinical trials and manufacturing products. If we lose the services of any key members of senior management or scientific staff and we are unable to recruit qualified replacements where we deem it necessary, we may be unable to achieve our business objectives.

We currently do not have an internal marketing and sales force and may rely on third parties for the sales or marketing of some or all of our vaccines if they are successfully developed.  Our dependence on third parties may delay or impair our ability to generate revenues, or adversely affect our profitability.

We lack any sales or marketing history, and as of present do not have plans on developing internally such capability, other than for sales directly to the U.S. government and certain foreign governments. We intend to rely on third parties for the sales and marketing of our products to entities other than the U.S. and foreign governments. Our lack of sales and marketing personnel and distribution relationships may impair our ability to generate revenues.

We license AIDSVAX from Genentech and our license agreement may be terminated under certain circumstances.

From inception through mid-2003, VaxGen was focused on research and development of a vaccine for HIV infection (AIDSVAX), which we licensed from Genentech.  This license agreement, as amended effective as of May 1, 2002, permits Genentech to terminate the agreement, or terminate the exclusivity of our license, if we:

•                  fail to use due diligence in developing, seeking regulatory approval for, marketing or commercializing products covered by the agreement;

•                  fail to file a Biologics License Application for AIDSVAX with the FDA prior to May 1, 2006; or

•                  breach the license agreement and fail to cure the breach within the time period provided in the agreement.

If Genentech were to terminate our license agreement, we would not be able to develop or market AIDSVAX.

Under the Genentech license agreement, Genentech has retained title to the licensed patents and patent applications and other licensed technology previously owned by Genentech, while we will retain title to any improvements developed by us.

Risks Related to the Issuance of Series A 6% Cumulative Redeemable Convertible Preferred Stock (Series A Preferred Stock) and Warrants

We may be obligated to redeem the common stock issued on exercise of the warrants and/or the warrants at a premium to the purchase or exercise price.

On May 23, 2001, we completed a private placement in which we issued 20,000 shares of our Series A Preferred Stock and warrants, or the Series A Warrants, to purchase common stock for aggregate proceeds of $20,000,000.  As of September 30, 2003, there were no shares of Series A Preferred Stock outstanding; however, there remain Series A Warrants to purchase 608,568 shares of common stock outstanding.  As of September 30, 2003, only one share of common stock had been issued upon the exercise of Series A Warrants.  The terms of the Series A Warrants give the holders a contractual right to require us to redeem all of the common stock issued upon exercise of the Series A Warrants and/or the Series A Warrants at a 20% premium under certain circumstances including:

•                  if we breach certain of our obligations under the purchase agreements between us and the holders;

•                  if our stock is delisted or not quoted on an approved stock exchange or the Nasdaq National Market or Small Cap Market for five consecutive days; or

•                  if we are insolvent or certain actions are taken as part of a bankruptcy proceeding.

If any of these circumstances were to occur, our redemption of the common stock issued on exercise of the Series A Warrants, and/or the Series A Warrants, would require the expenditure of a significant amount of cash and, consequently, could harm our business.

If our warrant holders elect to have their warrants assumed by a potential acquirer of VaxGen, the acquirer could be deterred from completing the acquisition.

Holders of the Series A Warrants can elect to have their Series A Warrants remain outstanding after an acquisition of VaxGen and to have the acquirer assume all of our obligations to the holder. The ability of the holders of the Series A Warrants to force an acquirer to assume the Series A Warrants could deter a potential acquirer from completing an acquisition of VaxGen.

Other Risks

If we are unable to maintain our Nasdaq National Market listing, it could have a material adverse impact on our stock price, the market for our stock and our ability to raise capital

Our common stock trades on the Nasdaq National Market. In order to continue trading on the Nasdaq National Market, we must satisfy the continued listing requirements for that market.

Under the Nasdaq National Market continued listing requirements, we must obtain a minimum stockholders’ equity requirement of $10,000,000. At September 30, 2003, our stockholders’ equity was $8,747,000 and our closing stock price on December 1, 2003 was $8.00. A delisting of our common stock from The Nasdaq National Market would materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, any such delisting would materially adversely affect our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, which could materially harm our business.

If we are delisted from the Nasdaq National Market, we will also face a variety of legal consequences that will likely negatively affect our business including, without limitation, the following:

•                  we may lose our exemption from the provisions of Section 2115 of the California Corporations Code, which imposes aspects of California corporate law on certain non-California corporations operating within California. As a result, (1) our stockholders would be entitled to cumulative voting, and (2) we would be subject to more stringent stockholder approval requirements and more stockholder-favorable dissenters’ rights in connection with certain strategic transactions;

•                  the state securities law exemptions available to us would be more limited and, as a result, future issuances of our securities may require time-consuming and costly registration statements and qualifications; and

•                  due to the application of different securities law exemptions and provisions, we may be required to amend our stock option and stock purchase plans and comply with time-consuming and costly administrative procedures.

We are currently involved in litigation concerning the results of our AIDSVAX clinical trial.

Since the announcement of the results of the North American/European Phase III clinical trial for AIDSVAX, we have been named in several securities class action lawsuits and a shareholder derivative lawsuit relating to how those results were disclosed.  We are currently engaged in defending against these actions, which, if decided against us, could adversely affect our financial position.  Furthermore, these actions are not likely to be resolved in less than a year.  The costs of defending these lawsuits could be significant and may not be covered by our insurance policies. The defense of these lawsuits could also result in continued diversion of our management’s time and attention away from business operations, which could harm our business.

Our stockholders could experience substantial dilution as result of the issuance of additional preferred stock.

Our board of directors has the authority to establish the designation of 19,979,500 additional shares of preferred stock that are convertible into common stock without any action by our stockholders, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. The issuance and conversion of any such preferred stock would further dilute the percentage ownership of our stockholders.

Our stock price may be volatile, and an investment in our stock could decline in value.

The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

•                  failure to win future government contracts for anthrax or smallpox vaccines;

•                  adverse results or delays in clinical trials;

•                  delays in our product development efforts;

•                  real or perceived safety issues with any of our vaccine candidates;

•                  failure to obtain or maintain required regulatory approvals;

•                  delays in completion and/or validation of our manufacturing facilities in South Korea and the United States;

•                  changes in financial estimates by securities analysts;

•                  rumors about our business prospects, product development efforts or clinical trials;

•                  new products or services offered by us or our competitors or announcements relating to product developments by our competitors;

•                  issuances of debt or equity securities;

•                  sales by our stockholders of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants; and

•                  other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the Nasdaq National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against companies.

Item 7.                       Financial Statements and Exhibits.

(c)                                              Exhibits.

Number	Description
99.1*	License Agreement between VaxGen and U.S. Army Medical Research Institute of Infectious Diseases, dated as of October 7, 2003.

*      Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VAXGEN, INC.

Dated: December 1 , 2003	By:	/s/ LANCE GORDON
Lance Gordon
Chief Executive Officer

EXHIBIT INDEX

Number	Description
99.1*	License Agreement between VaxGen and U.S. Army Medical Research Institute of Infectious Diseases, dated as of October 7, 2003.

*      Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.